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                                                                   EXHIBIT 21.1



                          Subsidiaries of BTG, Inc.



Advanced Computer Technology, Inc.
BDS, Inc.
BTG Products, Inc.
Community Networks Incorporated
Concept Automation, Inc. of America
Concept Automation Services, Inc., a subsidiary of
  Concept Automation, Inc. of America
Delta Research Corporation